Exhibit 99.2

Century Communities Announces a Cash Tender Offer for Any and All of its 6.875% Senior Notes due 2022

May 9, 2019 - Greenwood Village, Colorado

Century Communities, Inc. (the “Company”) today announced the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of the Company’s 6.875% Senior Notes due 2022 (CUSIP No. 156504 AD4 / U15662 AC0 (144A) / ISIN No. US156504AD48 / USU15662AC06 (Reg. S)) (the “2022 Notes”). The Tender Offer is being made pursuant to an Offer to Purchase, dated May 9, 2019, and the related Notice of Guaranteed Delivery.

Upon the terms and subject to the conditions described in the Offer to Purchase and the Notice of Guaranteed Delivery, the Company is offering to purchase for cash any and all of the 2022 Notes. Tenders of the 2022 Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on May 22, 2019, unless extended or earlier terminated (such date and time, as it may be extended or earlier terminated, the “Withdrawal Deadline”), but may not be withdrawn thereafter. The Tender Offer for any and all of the 2022 Notes will expire at 5:00 p.m., New York City time, on May 22, 2019, unless extended or earlier terminated (such date and time, as it may be extended or earlier terminated, the “Expiration Date”).

The consideration for each US$1,000 principal amount of 2022 Notes validly tendered, not validly withdrawn and accepted for purchase will be as set forth in the table below under “Tender Offer Consideration.” In addition, all holders of 2022 Notes accepted for purchase in the Tender Offer will also receive accrued and unpaid interest on such purchased 2022 Notes from the last interest payment date up to, but not including, the settlement date.

Title of Note	CUSIP No. / ISIN (144A)	CUSIP No. / ISIN (Reg S)	Principal Amount Outstanding	Tender Offer Consideration(1)
6.875% Senior Notes due 2022	156504 AD4 / US156504AD48	U15662 AC0 / USU15662AC06	$385,000,000.00	$1,018.90

(1)	Per $1,000 principal amount of Notes accepted for purchase. This number excludes accrued and unpaid interest which will be paid as described in the Offer to Purchase.

The Tender Offer is not conditioned on any minimum amount of the 2022 Notes being tendered. However, the Company’s obligation to accept for purchase and to pay for the 2022 Notes validly tendered pursuant to the Tender Offer is subject to the satisfaction or waiver of a number of conditions, including the Company’s completion, at or prior to the Expiration Date, of a financing transaction on terms satisfactory to the Company. Following consummation of the Tender Offer, the 2022 Notes that are purchased pursuant to the Tender Offer will be retired and cancelled and no longer remain outstanding obligations. To the extent that less than $385 million aggregate principal amount of the 2022 Notes are tendered in the Tender Offer, we intend to redeem all of the remaining outstanding 2022 Notes. The Company reserves the right, subject to applicable law, to (i) waive any and all conditions to the Tender Offer, (ii) extend or terminate the Tender Offer, or (iii) otherwise amend the Tender Offer in any respect.

The Company anticipates that it will accept for purchase and pay for 2022 Notes validly tendered and not validly withdrawn pursuant to the Tender Offer at or prior to the Expiration Date, one business day following the Expiration Date, which first business day is expected to occur on or about May 23, 2019, or (ii) to the extent that such 2022 Notes are not delivered at or prior to the Expiration Date but are delivered pursuant to the guaranteed delivery provisions set forth in the Offer to Purchase, three business days following the Expiration Date, which third business day is expected to occur on or about May 28, 2019.

None of the Company, its subsidiaries or its affiliates, its or their respective boards of directors, officers or employees, the dealer manager, tender agent and information agent or the trustee for the 2022 Notes makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their 2022 Notes, and no one has been authorized by the Company or any of them to make such a recommendation. Holders must make their own decision as to whether to tender their 2022 Notes, and, if so, the principal amount of 2022 Notes to tender.

All of the 2022 Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). If you hold 2022 Notes through a broker, dealer, bank, trust company or other intermediary or nominee, you must contact such broker, dealer, bank, trust company or other intermediary or nominee if you wish to tender 2022 Notes pursuant to the Tender Offer. You should check with such broker, dealer, bank, trust company or other intermediary or nominee to determine whether they will charge you a fee for tendering 2022 Notes on your behalf. You should also confirm with the broker, dealer, bank, trust company or other intermediary or nominee any deadlines by which you must provide your tender instructions, because the relevant deadline set by such nominee will be earlier than the deadlines set forth herein.

The Company has retained J.P. Morgan Securities LLC to serve as the dealer manager for the Tender Offer. The Company has retained D.F. King & Co., Inc. to act as the tender agent and information agent in respect of the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact J.P. Morgan Securities LLC at (212) 834-3260 or toll free at (866) 834-4666. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery are available at www.dfking.com/ccs, or may be obtained by contacting D.F. King & Co., Inc. at its offices at 48 Wall Street, New York, New York 10005, by telephone at (212) 269-5550 for banks and brokers or at (800) 967-7510 for all others or by email at ccs@dfking.com.

This press release does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements based on current expectations. By their nature, forward- looking statements require us to make assumptions and are subject to important known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from those set forth in the forward-looking statements. For additional information regarding these risks and uncertainties, and the assumptions underlying the forward-looking statements, please refer to the Offer to Purchase.

For Information:

Investor Relations

303-268-8398

InvestorRelations@CenturyCommunities.com